SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

        Date of report (date of earliest event reported): April 19, 2007



                       MAGNITUDE INFORMATION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)



            33-20432                                 75-2228828
      (Commission File Number)           (IRS Employer Identification No.)


                   1250 Route 28, Branchburg, New Jersey 08876
               (Address of principal executive offices) (Zip Code)


                                 (908) 927-0004
                         (Registrant's telephone number)


                              --------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

            On April 18, 2007, Magnitude Information Systems, Inc. (the "Company") entered into an agreement in principle to hire Eric Brahms as its Senior Vice President of Operations, commencing on the earlier of June 1, 2007 or on the date the Company closes its acquisition of Kiwibox Media, Inc., scheduled for May, 2007. The Company shall provide Mr. Brahms with an employment agreement for a three year term, at a base annual salary of $150,000 with participation in the Company's medical and all other benefit plans, as well as eligibility to participate in the Company's incentive and bonus programs as and when developed. Prior to the employment contract commencement, Mr. Brahms will serve as a consultant to the Company, effective May 1, 2007, and shall be paid a monthly fee in the amount of $7,500. Before joining the Company, Mr. Brahms worked since January, 2002 for WebMD/Medical Manager Corp. and its successor, Sage Healthcare, in various senior positions, most recently as the Development Manager, Business Intelligence Group.



Item 8.01.  Other Events.

On April 19, 2007, the Company issued a press release in connection with its agreement to hire Eric Brahms as its Senior Vice President of Operations. The full text of the Company's press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)         Exhibits:

99.1        Press Release, dated April 19, 2007


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                        COMPANY INFORMATION SYSTEMS, INC.


Dated:  April 19, 2007             By: /s/ Edward L. Marney
                                      ---------------------
                                       Edward L. Marney
                                       President and Chief Executive Officer

Exhibit 99.1

            Magnitude Hires Executive to Assist in Kiwibox Operations

Branchburg, NJ - April 19, 2007 -- Magnitude Information Systems, Inc.("Magnitude") (OTC: MAGY.OB) announced today that it has hired Eric Brahms, a senior level software operations executive, to the position of Senior Vice President of Operations. "Eric Brahms is an exceptionally, well-rounded operations officer, with solid systems development and business management experience", stated Ed Marney, President and Chief Executive Officer of Magnitude. Mr. Marney continued, "while managing the Business Intelligence unit at WebMD/Medical Manager (now owned by Sage Software), Eric maintained tight control of an exceptionally rapid growth phase. His services will be invaluable to us when we begin the ramp-up of the Kiwibox website following the closing of the acquisition."

Magnitude signed a definitive agreement to acquire Kiwibox Media, Inc., based in New York City. Kiwibox Media, Inc. has created a successful Online Social Network known as Kiwibox.com serving the Teen marketplace. As previously announced, the closing of the Kiwibox acquisition is scheduled for May, 2007 Online social networks have made numerous headlines over the past few years with their sticky web-based community features and viral growth patterns. Social networking sites such as MySpace.com and Facebook.com have reached outstanding levels of popularity and command valuations well over $1 billion. To date these sites have focused on users entering college and beyond, leaving the 13-19 demographic untapped. The teenage population, as estimated by the census bureau, topped out at 34 million in the United States while spending over $175 billion in 2003 according to Teenage Research Unlimited. Today's teenagers are the first generation to grow up using the Internet for everything from entertainment and information, to shopping and communication.

Kiwibox.com has been a leading entertainment focused online social network and has targeted female teenagers between the ages of 13 - 19 since September 1999. Kiwibox.com has built its online brand utilizing a unique "For Teens By Teens" design methodology, and since inception Kwiwbox.com has been an industry leader in adopting user generated site content. By involving the teen user in the creation, editing and moderating of content Kiwibox.com has become the online destination for over 1.8 million registered members and 150,000 unique visitors monthly. Magnitude intends to leverage its extensive knowledge of user needs and habits and re-launch an immensely more powerful Kiwibox.com site focused on both the male and female demographic.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

Contact:  Magnitude Information Systems Inc.
Edward L. Marney, President and Chief Executive Officer
(772) 286-9292